AMENDMENT TO DECLARATION OF TRUST
                                       OF
                             FINANCIAL SERIES TRUST


     FINANCIAL  SERIES  TRUST,  a  Massachusetts   Business  Trust  (hereinafter
referred to as the "Trust"), hereby certifies that:

     FIRST: The name of the Trust is FINANCIAL SERIES TRUST.

     SECOND: The Declaration of Trust is hereby amended by striking in its entirety Article I, Section 1.1 and Article VI, Section 6.2.1, and by substituting in lieu thereof the following:

                                    ARTICLE I
                                    The Trust

     1.1 Name. The name of the trust created hereby (the "Trust,") which term shall be deemed to include any Series of the Trust when the context requires) shall be "INVESCO Value Trust," and so far as may be practicable the Trustees shall conduct the activities of the Trust and execute all documents under that name, which name (and the word "Trust" wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust or any Series thereof. Each Series of the Trust which shall be established and designated pursuant to Sections 6.2, 6.2.1, or 6.2.2 shall conduct its activities under such name as the Trustees shall determine and set forth in the instruments establishing such Series. Should the Trustees determine that the use of the name of the Trust or any Series is not advisable, they may select such other name for the Trust or such Series as they deem proper and the Trust or Series may conduct its activities under such other name. Any name change shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

                                   ARTICLE VI
                          Shares of Beneficial Interest

     6.2.1 Series. The Trust currently shall be divided into the following three
Series:



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          (a)  INVESCO  Value  Equity  Fund.  Substantially  all of  the INVESCO
Value Equity Fund (the "Equity Fund") will be invested in common stocks and, to a lesser extent, securities convertible into common stocks. Such securities will, generally, be issued by companies which are listed on a national securities exchange such as the New York Stock Exchange and which usually pay regular dividends. During normal market conditions, at least
65% of  the  Equity  Fund's  investments   will  consist  of equity  securities.
Subject to its Fundamental Policies, the investment standards of the Equity Fund will be determined by the Trustees or any investment adviser to the Equity Fund appointed and given such authority by the Trustees pursuant to the provisions of Article IV hereof.

          (b) INVESCO Total Return Fund. The INVESCO Total Return Fund (the "Total Return Fund") will invest in a combination of equity securities, similar to those which would be acquired by the Equity Fund, and fixed and variable income securities, similar to those which would be acquired by the INVESCO Intermediate Government Bond Fund (described below). Subject to its Fundamental Policies, the Total Return Fund's investment standards will be established and all investments of the Total Return Fund will be made at the discretion of the Trustees or any investment adviser to the Total Return Fund appointed and given such authority by the Trustees pursuant to the provisions of
Article IV hereof.

          (c) INVESCO Intermediate Government Bond Fund. The INVESCO Intermediate Government Bond Fund (the "Intermediate Fund") will invest primarily in obligations of the United States Government and Government Agencies maturing in three to five years. Investments in government obligations will include direct obligations of the U.S. government, such as U.S. Treasury bills, notes and bonds, and notes, bonds and other obligations of U.S. government authorities, agencies and instrumentalities, such as the
Federal National Mortgage Association, Federal Home Loan Bank, Federal Financing Bank and Federal Farm Credit Bank. Under normal circumstances, at least 65 percent of the Intermediate Fund's total assets will be invested in the above obligations. The remaining 35 percent of this Fund's total assets, under normal circumstances, will be invested in corporate obligations which, in the investment adviser's opinion, have the investment characteristics described by Moody's in rating corporate obligations within its four highest ratings of Aaa, Aa, A and Baa and by Standard & Poor's in rating corporate





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obligations  within its four  highest  ratings of AAA, AA, A and BBB. The dollar weighted average maturity of this Fund's investments will be from three to ten years. Notwithstanding anything to the contrary herein, the Intermediate Fund may be otherwise invested if in the discretion of the Trustees or any investment adviser to the Intermediate Fund appointed by the Trustees, such other investments are prudent because of market conditions and other factors which the Trustees or such investment adviser deem to be significant.

     THIRD: This amendment was adopted by resolution of the Board of Trustees of the Trust, pursuant to and in accordance with Chapter 182 of the Massachusetts General Laws, on the 20th day of January, 1993, to be effective on and after July 1, 1993.

     FOURTH: This amendment is not required to be adopted by the shareholders of the Trust, pursuant to Article XII, Section 12.3 of the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned has caused these presents to be executed as of the 20th day of June, 1993, which signature shall constitute the necessary certificate pursuant to Article XIII, Section 13.1 of the Declaration of Trust.



                                                   /s/ John M. Butler
                                                  ------------------------------
                                                   John M. Butler, as Trustee




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STATE OF COLORADO         )
                          ) ss.
CITY AND COUNTY OF DENVER )

         The foregoing Amended Declaration of Trust was signed before me by John
M. Butler, as Trustee of FINANCIAL SERIES TRUST, who, under oath, stated that the matters and facts set forth therein with respect to the authorization and approval are true in all material respects to the best of his knowledge and belief.

         Dated this 20th day of June, 1993.



                                                   /s/ Cheryl K. Howlett
                                                  ------------------------------
                                                   Notary Public



My Commission Expires:

February 22, 1995